Exhibit 99(a)

News Release

Contact:	Media:	Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com
	Investors:	Jason Lang (509) 495-2930 jason.lang@avistacorp.com

FOR IMMEDIATE RELEASE	Jan. 26, 2005
7:05 a.m. EST

Avista Corp. Reports Q4 2004 and Year-End Earnings

Spokane, Wash.: Avista Corp. (NYSE: AVA) today reported fourth-quarter 2004 consolidated net income available for common stock of $22.6 million or $0.46 per diluted share. For the fiscal year ended Dec. 31, 2004, consolidated net income available for common stock was $35.2 million or $0.72 per diluted share.

     “The 2004 results were mixed for Avista. We have made steady progress this year in improving the financial health of the company in spite of a regulatory disallowance, warmer than normal weather during the fourth quarter and below normal hydro conditions for the year,” said Avista Chairman, President and Chief Executive Officer Gary G. Ely.
     “Financially, we have taken some of the uncertainty and risk out of our balance sheet, and with the completion of the recent general rate cases in Idaho and Washington, we expect to move closer to earning our authorized rates of return in 2005 and beyond.
     “In addition, with full ownership of the Coyote Springs 2 generating plant, we have strengthened our position in controlling sufficient resources to meet our native load under a broad range of operating conditions,” Ely added.
     Results for fourth quarter and year-end 2004:

($ thousands except per-share data)	Q4 2004	Q4 2003	FY 2004	FY 2003
Consolidated Revenues	$337,521	$309,008	$1,148,693	$1,123,385
Income from Operations	$56,131	$44,485	$140,470	$171,703
Net Income Available for Common Stock	$22,580	$15,083	$35,154	$43,379
Business Segments: (Contribution to Earnings per diluted share)
Avista Utilities	$0.41	$0.33	$0.67	$0.72
Energy Marketing & Resource Management	$0.12	$(0.01)	$0.20	$0.43
Avista Advantage	$0.01	–	$0.01	$(0.03)
Other	$(0.08)	$(0.01)	$(0.15)	$(0.10)
SUBTOTAL (continuing operations)	$0.46	$0.31	$0.73	$1.02
Avista Labs (discontinued operations)	–	–	–	$(0.10)
SUBTOTAL (before cumulative effect of accounting change)	$0.46	$0.31	$0.73	$0.92
Cumulative effect of accounting change	–	–	$(0.01)	$(0.03)
TOTAL – (Earnings per diluted share)	$0.46	$0.31	$0.72	$0.89

Q4 2004 and year-end highlights

Corporate Financial Highlights: Avista Corp. fourth quarter 2004 earnings per diluted share were $0.46, compared to $0.31 in the same period of 2003. Fourth quarter earnings increased due to the effects of the Idaho and Washington general rate cases, as well as improved results for the Energy Marketing and Resource Management business segment. This was partially offset by an increase in the loss from the Other business segment primarily due to a goodwill impairment, the write-off of a natural gas storage project and a repurchase of subsidiary preferred stock, discussed below.

     The positive earnings effects of the Idaho and Washington general rate cases were partially offset by warmer weather, as compared to normal and the fourth quarter in the prior year. Modest but steady customer growth also favorably impacted the utility’s earnings during this quarter. Rainfall in the fourth quarter mitigated the effects of lower than normal precipitation earlier in the year, resulting in an improvement in hydroelectric generation for the calendar year and a lesser impact on cash flows than previously forecasted.
     For the year ended Dec. 31, 2004, consolidated earnings per diluted share were $0.72 compared to $0.89 in 2003. The decrease in annual earnings per diluted share was primarily due to the write-off of $9.4 million (net of tax), or $0.19 per diluted share, in costs disallowed by the Idaho Public Utilities Commission (IPUC) in Avista’s general rate case and decreased earnings in the Energy Marketing and Resource Management segment. This decrease was partially offset by increased earnings associated with the 2003 Oregon natural gas general rate case and the 2004 Idaho electric and natural gas general rate case, as well as positive performance for Avista Advantage.
     Avista continues to focus on reducing interest costs and improving its balance sheet. In November 2004, Avista issued $90 million of 15-year, first mortgage bonds, with a coupon rate of 5.45 percent, and used the proceeds to repay short-term bank debt. In December 2004, Avista entered into the third of three forward-starting interest rate swap agreements, totaling $200 million, to manage the risk associated with potential interest rate changes and to lower interest costs beginning in 2007. Also, in 2004 the company repurchased $36.6 million in outstanding debt.
     In addition, in December, Avista entered into a $350 million, five-year committed line of credit, replacing its 364-day line of credit that would have expired on May 5, 2005. The company believes the five-year commitment from the banks is another indicator of the improving financial health of the company. In 2005, Avista expects cash flows from its utility operations to fund ongoing utility capital expenditures, estimated to be $135 million (excluding the Coyote Springs 2 purchase). The corporate credit facility is expected to be used to fund $31 million of debt and sinking fund preferred stock maturities in 2005, along with the planned redemption of $26 million in long-term debt in January and February.
Avista Utilities: In regulatory matters, on Aug. 20, 2004, Avista filed a Washington natural gas general rate increase request of 6.2 percent, which was designed to increase annual revenues by $8.6 million. On Nov. 2, 2004, the Washington Utilities and Transportation Commission (WUTC) approved a 3.9 percent rate increase, on a temporary basis, resulting from a settlement agreement. This rate increase is designed to increase annual revenues by $5.4 million. In its order, the WUTC allowed opportunity for the non-settling parties to further review the company’s filing, and in January 2005 the WUTC issued its final order approving the 3.9 percent rate increase.
     The Idaho Public Utilities Commission (IPUC) approved a 16.9 percent increase in base electric rates, which is designed to increase annual revenues by $24.7 million, and a 6.4 percent increase in natural gas rates, which is designed to increase annual revenues by $3.3 million, effective Sept. 9, 2004. Due to a decrease in Avista’s Power Cost Adjustment

(PCA) surcharge and certain other minor adjustments, the net increase in electric rates for Idaho customers was 1.9 percent above rates in effect at that time. In November 2004, the IPUC denied Avista’s request for reconsideration on certain write-offs ordered by the commission.

     During September through November 2004, purchased gas cost adjustment price increases were approved in all four states Avista serves to more closely align the rates paid by customers with the cost of natural gas acquired to serve them. The continued tight balance between supply and demand for natural gas was a major contributor to ongoing price volatility in natural gas, and while this has moderated somewhat, it is expected to continue through the current heating season.
     Earlier this month, Avista successfully completed the purchase of Mirant’s 50 percent interest in the Coyote Springs 2 natural gas-fired generating facility. The $62.5 million transaction adds approximately 140 megawatts of generating capacity to serve Avista’s customers and increases the company’s operating flexibility. On Jan. 19, Avista filed a request with Idaho regulators to include this portion of the generating plant in base electric rates. Avista is requesting a 1.9 percent increase in base electric rates, which is designed to increase annual revenues by $3.2 million. At the same time, Avista is asking the commission to approve a 1.9 percent reduction in the company’s current PCA surcharge. These two requests together would result in no overall change to customers’ existing rates. Avista has asked for expedited treatment for this request in Idaho. The company is currently considering options for proposed rate treatment in Washington.
     The sale of Avista’s South Lake Tahoe, Calif., properties to Southwest Gas is progressing. Closing is anticipated sometime in 2005.
     Avista continues to invest in building and upgrading transmission infrastructure that will improve the delivery of electricity to meet existing and future power needs in Avista’s service territory. The Beacon-Rathdrum transmission project was completed in the second quarter 2004, and phase one of the Dry Creek substation (Lewiston, Idaho, area) project was completed in December 2004. The projects will relieve transmission congestion in the area and improve system reliability. They will also provide additional transmission capacity to meet future growth in the region. Avista’s transmission projects are planned for completion in 2006. They represent over $100 million in infrastructure investment over six years, which is included in Avista’s forecasted capital expenditures.
     Stream flows during 2004 were approximately 94 percent of normal, and hydro production was approximately 523 average megawatts, or 95 percent of normal, with near normal precipitation in December. The below normal hydroelectric generation for 2004 resulted in a $10 million reduction in cash flow. This was an improvement over Avista’s forecast, which had called for hydro generation of 90 percent and a $30 million reduction in cash flow. Forecasts for 2005, based on assumptions of normal precipitation and temperatures for the balance of the year, indicate annual stream flow may be at 85 percent of normal and annual hydro generation may be at 92 percent of normal. These are preliminary forecasts that will be adjusted as the year progresses.
     Avista continued to see steady customer growth in 2004, with a 2 percent increase in both electric customers and natural gas customers at the end of 2004, as compared to 2003. The economy in Avista’s service territory is improving as indicated by non-farm job growth. Between 2000 and 2004, non-farm job growth ranged from 2.1 percent in Spokane to 4 percent in Oregon to 11.8 percent in Kootenai County, Idaho. Regional economists forecast growth rates in this sector of 2 to 3 percent in 2005. These statistics are from publicly available, independent sources.

Energy Marketing and Resource Management: This business segment contributed $0.20 per diluted share for the year ended Dec. 31, 2004, compared to a contribution of $0.43 per diluted share in 2003. The decrease in annual earnings per diluted share was primarily related to the positive effects in 2003 of accounting for energy contracts under Statement of Financial Accounting Standard No. 133 and a favorable settlement with Enron affiliates, as well as decreases in natural gas trading margins in early 2004 compared to 2003. Both 2004 and 2003 earnings were decreased by impairment charges related to a generating unit owned by Avista Power.
     For the fourth quarter of 2004, the segment contributed $0.12 per diluted share, compared to a loss of $0.01 in the same quarter of 2003. Fourth quarter 2004 earnings were impacted favorably by a portfolio valuation adjustment at Avista Energy resulting primarily from increases in market liquidity in the Western power markets. This represents $0.04 per diluted share. Additionally, Avista Energy benefited from an overall decrease in natural gas prices, which was favorable for some short-term positions. In the fourth quarter of 2003, earnings were decreased by an impairment charge of $0.06 per diluted share related to a generating unit owned by Avista Power. A similar impairment charge was taken in the third quarter of 2004.
     Avista Energy maintains its focus on asset-backed optimization of combustion turbines and hydroelectric assets owned by other entities, long-term electric supply contracts, natural gas storage, and electric and natural gas transmission and transportation arrangements. Avista Energy is also involved in the trading of electricity and natural gas, including derivative commodity instruments.
Avista Advantage: This business segment completed its second consecutive quarter of positive earnings, contributing $0.01 per diluted share for the fourth quarter 2004, compared with a zero contribution in the same period of 2003. For the year ended Dec. 31, 2004, Avista Advantage contributed $0.01 per diluted share compared to a loss of $0.03 per diluted share in 2003. Customer growth and a focus on controlling operating costs resulted in the positive earnings impact. Earnings for 2004 were impacted negatively by the settlement, in the second quarter, of an employment agreement.
     Avista Advantage revenues grew by 18 percent in 2004 over 2003, and its costs of processing a bill declined by 11 percent in that same time frame. The company is well positioned for continued growth in 2005.
     The company announced on Jan. 10 that Stu Stiles has been hired as the new president and chief executive officer for Avista Advantage, beginning Feb. 7, 2005. Stiles has extensive experience in executive management and business development, as well as in marketing and sales.
Other Business Segment: For the fourth quarter 2004, the Other business segment had a loss of $0.08 per diluted share, compared with a loss of $0.01 in the fourth quarter of 2003. For the year, the segment had a loss of $0.15 per diluted share, compared to a loss of $0.10 per diluted share in 2003. The primary drivers of the loss include a stock transaction at Avista Capital, an impairment of goodwill at Metal FX and the write-off of a natural gas storage project.
     During the fourth quarter 2004, Avista Capital elected to buy out two holders of Avista Advantage preferred stock, which required payment of a premium. This transaction resulted in a $0.02 per diluted share loss at Avista Capital, which impacts the Other business segment. Additionally, while Avista has made some improvements in financial results at one of the remaining former Pentzer businesses – Metal FX – fair value estimates performed during the fourth quarter resulted in an impairment of a portion of goodwill, negatively impacting earnings by $0.02 per diluted share. And the write-off of Avista’s portion of a natural gas storage project partnership negatively impacted earnings by an additional $0.02 per diluted share.

Earnings Guidance and Outlook.
     For 2005, the company affirms its guidance for consolidated earnings to be in the range of $1.20 to $1.35 per diluted share, with the outlook for Avista Utilities to contribute in the range of $0.95 to $1.10 per diluted share. Guidance for the utility assumes normal weather, temperatures, and hydro conditions for the balance of the year. The 2005 outlook for the company’s other business segments calls for the Energy Marketing and Resource Management segment to contribute in the range of $0.20 to $0.30 per diluted share, Avista Advantage to contribute $0.05 per diluted share, and for the Other segment to lose $0.05 per diluted share. This guidance is excluding the impact of regulatory disallowances, if any.
     Plans call for the continuation of current business strategies, focusing on improving cash flows and earnings, and controlling costs, while working to restore investment-grade credit ratings. The company expects the utility business to continue its modest, yet steady, combined growth of electric and natural gas customers of 2 to 3 percent per year.
     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 330,000 electric and 305,000 natural gas customers in four western states. Avista’s non-regulated subsidiaries include Avista Advantage and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA” and its Internet address is www.avistacorp.com.
     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.
NOTE: Avista Corp. will host an investor conference call and webcast on Jan. 26, 2005, at 10:30 a.m. EST. To participate, call (800) 901-5247 approximately five minutes in advance to ensure you are connected. The passcode is 52675673.
     A replay of the conference call will be available from 12 p.m. EST on Jan. 26 through 11:59 p.m. EST Feb. 2, 2005. Call (888) 286-8010, passcode 89426198 to listen to the replay. A webcast of this investor conference call will occur simultaneously. To register for the webcast, please go to www.avistacorp.com. A webcast replay will be archived at www.avistacorp.com.

The attached balance sheet, income statement, financial and operating highlights integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding the company’s current expectations for future financial performances, capital expenditures, the company’s current plans or objectives for future operations, future stream flow projections, and other factors which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control. And many of which could have significant impact on the company’s operations, results of operations or financial condition, and could cause actual results to differ materially from the those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: changes in the utility regulatory environment; the impact of regulatory and legislative decisions; the potential effects of any legislation or administrative rulemaking passed into law; the impact from the potential formation of a Regional Transmission Organization and/or an Independent Transmission Company; the impact from the potential implementation of the FERC’s proposed wholesale power market rules; the ability to relicense the Spokane River Project at a cost-effective level; volatility and illiquidity in wholesale energy markets; changes in wholesale energy prices; wholesale and retail competition; future streamflow conditions that affect the availability of hydroelectric resources; outages at any company-owned generating facilities; unanticipated delays or changes in construction costs; changes in weather conditions; changes in industrial, commercial and residential growth and demographic patterns; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the company’s ability to obtain financing; changes in future economic conditions in the company’s service territory and the United States in general; the impact of any potential change in the company’s credit rating; the potential for future terrorist attacks; changes in tax rates and/or policies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies; the outcome of legal and regulatory proceedings concerning the company or affecting directly or indirectly its operations; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives; changes in actuarial assumptions and the return on assets with respect to the company’s pension plan; increasing health care costs and the resulting effect on health insurance premiums; and increasing costs of insurance, changes in coverage terms and the ability to obtain insurance.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2003, and the company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2004. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

- 0506 -

AVISTA CORPORATION
CONSOLIDATED COMPARATIVE STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

			Year Ended
	Fourth Quarter		December 31,
	2004	2003	2004	2003
OPERATING REVENUES	$337,521	$309,008	$1,148,693	$1,123,385

OPERATING EXPENSES:
Resource costs	177,420	165,676	602,097	576,492
Operations and maintenance	38,941	39,554	155,944	138,058
Administrative and general	27,521	24,167	104,266	97,494
Depreciation and amortization	19,655	19,851	78,425	77,811
Taxes other than income taxes	17,853	15,275	67,491	61,827

Total operating expenses	281,390	264,523	1,008,223	951,682

INCOME FROM OPERATIONS	56,131	44,485	140,470	171,703

OTHER INCOME (EXPENSE):
Interest expense (Note 3)	(21,681)	(21,899)	(87,265)	(91,505)
Interest expense to affiliated trusts (Note 3)	(1,383)	(1,480)	(5,782)	(1,480)
Capitalized interest	—	415	1,393	1,092

Net interest expense	(23,064)	(22,964)	(91,654)	(91,893)
Other income — net	1,662	1,785	8,390	6,173

Total other income (expense) — net	(21,402)	(21,179)	(83,264)	(85,720)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	34,729	23,306	57,206	85,983
INCOME TAXES	12,149	8,204	21,592	35,340

INCOME FROM CONTINUING OPERATIONS	22,580	15,102	35,614	50,643
LOSS FROM DISCONTINUED OPERATIONS (Note 1)	—	(19)	—	(4,949)

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	22,580	15,083	35,614	45,694
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax) (Note 2)	—	—	(460)	(1,190)

NET INCOME	22,580	15,083	35,154	44,504
DEDUCT-Preferred stock dividend requirements (Note 3)	—	—	—	1,125

INCOME AVAILABLE FOR COMMON STOCK	$22,580	$15,083	$35,154	$43,379

Weighted-average common shares outstanding (thousands), Basic	48,446	48,319	48,400	48,232
Weighted-average common shares outstanding (thousands), Diluted	48,935	48,830	48,886	48,630
EARNINGS PER COMMON SHARE, BASIC:
Earnings per common share from continuing operations	$0.47	$0.31	$0.74	$1.03
Loss per common share from discontinued operations (Note 1)	—	—	—	(0.10)

Earnings per common share before cumulative effect of accounting change	0.47	0.31	0.74	0.93
Loss per common share from cumulative effect of accounting change (Note 2)	—	—	(0.01)	(0.03)

Total earnings per common share, basic	$0.47	$0.31	$0.73	$0.90

EARNINGS PER COMMON SHARE, DILUTED:
Earnings per common share from continuing operations	$0.46	$0.31	$0.73	$1.02
Loss per common share from discontinued operations (Note 1)	—	—	—	(0.10)

Earnings per common share before cumulative effect of accounting change	0.46	0.31	0.73	0.92
Loss per common share from cumulative effect of accounting change (Note 2)	—	—	(0.01)	(0.03)

Total earnings per common share, diluted	$0.46	$0.31	$0.72	$0.89

Dividends paid per common share	$0.130	$0.125	$0.515	$0.490

Note 1.	In 2003, private equity investors made investments in a new entity, ReliOn, Inc. (formerly AVLB, Inc.), which acquired the assets previously held by Avista Corp.’s fuel cell manufacturing and development subsidiary, Avista Labs.

Note 2.	Amount for the year ended December 31, 2004 represents the implementation of Financial Accounting Standards Board Interpretation (FIN) No. 46R, “Consolidation of Variable Interest Entities,” which resulted in the consolidation of several entities. Amount for the year ended December 31, 2003 represents Avista Energy’s transition from Emerging Issues Task Force Issue No. 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” to Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

Note 3.	Effective July 1, 2003 preferred stock dividends are classified as interest expense with the Company’s adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The restatement of prior periods was not permitted. Effective December 31, 2003 pursuant to FIN No. 46R, the Company has deconsolidated the affiliated trusts that have issued preferred trust securities.

     Issued January 26, 2005

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	December 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$82,962	$128,126
Restricted cash	32,875	16,472
Securities held for trading	—	18,903
Accounts and notes receivable	324,783	318,848
Current energy commodity assets	284,231	253,676
Other current assets	126,045	113,355
Total net utility property	1,965,462	1,914,001
Investment in exchange power-net	35,933	38,383
Non-utility properties and investments-net	78,564	89,133
Non-current energy commodity assets	254,657	242,359
Investment in affiliated trusts	13,403	13,403
Other property and investments-net	19,721	17,958
Regulatory assets for deferred income taxes	123,158	131,763
Other regulatory assets	39,153	44,381
Utility energy commodity derivative assets	66,024	39,500
Power and natural gas deferrals	151,346	171,342
Other deferred charges	81,290	79,256

Total Assets	$3,679,607	$3,630,859

Liabilities and Stockholders’ Equity
Accounts payable	$326,919	$298,285
Current energy commodity liabilities	253,527	229,642
Current portion of long-term debt	30,859	29,711
Short-term borrowings	68,517	80,525
Other current liabilities	112,631	200,190
Long-term debt	956,129	925,012
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	28,000	29,750
Non-current energy commodity liabilities	215,055	192,731
Regulatory liability for utility plant retirement costs	175,575	167,061
Utility energy commodity derivative liabilities	39,203	36,057
Deferred income taxes	482,198	492,799
Other non-current liabilities and other deferred credits	122,293	84,441

Total Liabilities	2,924,309	2,879,607

Common stock — net (48,471,511 and 48,344,009 outstanding shares)	617,885	613,414
Retained earnings and accumulated other comprehensive loss	137,413	137,838

Total Stockholders’ Equity	755,298	751,252

Total Liabilities and Stockholders’ Equity	$3,679,607	$3,630,859

     Issued January 26, 2005

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS
(Dollars in Thousands)

			Year Ended
	Fourth Quarter		December 31,
	2004	2003	2004	2003
Avista Utilities
Retail electric revenues	$132,258	$133,757	$506,428	$489,168
Retail kWh sales (in millions)	2,187	2,228	8,363	8,027
Retail electric customers at end of period	331,014	325,554	331,014	325,554
Wholesale electric revenues	$21,886	$13,324	$62,399	$73,463
Wholesale kWh sales (in millions)	393	300	1,472	2,040
Sales of fuel	$5,063	$15,771	$63,990	$71,456
Other electric revenues	$4,463	$3,944	$19,264	$16,835
Total natural gas revenues	$120,161	$104,065	$320,493	$277,289
Total therms delivered (in thousands)	164,254	166,776	495,584	490,474
Retail natural gas customers at end of period	304,850	298,296	304,850	298,296
Income from operations (pre-tax)	$50,274	$46,376	$134,073	$146,777
Income from continuing operations	$19,891	$16,298	$32,467	$36,241
Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$14,114	$8,918	$38,842	$60,189
Income (loss) from operations (pre-tax)	$8,056	$(1,242)	$11,681	$30,078
Income (loss) from continuing operations	$5,940	$(429)	$9,733	$20,672
Electric sales (millions of kWhs)	7,875	9,925	32,629	41,579
Natural gas sales (thousands of dekatherms)	64,479	62,987	219,719	228,397
Avista Advantage
Revenues	$6,636	$5,103	$23,444	$19,839
Income (loss) from operations (pre-tax)	$1,092	$(27)	$1,742	$(1,331)
Income (loss) from continuing operations	$553	$(105)	$577	$(1,334)
Other
Revenues	$4,483	$2,907	$17,127	$13,581
Loss from operations (pre-tax)	$(3,291)	$(622)	$(7,026)	$(3,821)
Loss from continuing operations	$(3,804)	$(662)	$(7,163)	$(4,936)

     Issued January 26, 2005